Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-119145, 333-108286, 333-98979 and 333-71764 on Form S-8 of Science Applications International Corporation, of our report dated June 26, 2006, relating to the financial statements and supplemental schedule of AMSEC Employees 401(k) Profit Sharing Plan, which report expresses an unqualified opinion and includes an explanatory paragraph relating to valuation of investments securities for which market values are not readily ascertainable, appearing in this Annual Report on Form 11-K of AMSEC Employees 401(k) Profit Sharing Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Richmond, VA

June 26, 2006